FIRST AMENDMENT TO LEASE AGREEMENT

This Amendment to Lease Agreement (the "Amendment") is made January 1, 2024 by and between **Dakota UPREIT Limited Partnership,** existing under the laws of the State of North Dakota, hereinafter called the **Owner,** and **Valley Rental 2, LLC**, a North Dakota limited liability company hereinafter called the **Agent.**

WHEREAS, on January 1, 2022, Landlord entered into a Management Agreement with Agent to manage and lease the Premises, subject to the terms and conditions of the Agreement.

WHEREAS, the Owner and the Agent wish to amend the Agreement in accordance with the terms and conditions hereof.

NOW THEREFORE in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The parties agree that the recitals above are true and correct in all material respects.
2. The parties agree that the **Residential Property Management Agreement Exhibit C** is hereby modified and amended as follows:

   A. PROJECT MANAGEMENT FEE. If extraordinary repairs are made to the Property, or the Property is extensively reconstructed or modernized, or if Agent supervises tenant leasehold improvements, or if Agent supervises restoration of part or all of the Property as a result of damage (including, but not limited to vandalism, fire, flood, water damage, wind hail, settlement, collapse or earthquake), or if Agent is required to perform other services not customarily a part of the usual services performed by a managing agent, the Agent will receive a Project Management Fee based on the total project costs at the following schedule:

Total cost of Project / Improvement	Fee
$0 - $10,000	$0
$10,001 - $25,000	5%
$25,001 - $100,000	4%
$100,001 - $500,000	3%
$500,001 and greater	Fee to be negotiated

3. The parties hereby confirm that all other terms and conditions of the Lease are in full force and effect except as expressly provided in this Amendment.
4. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be and original and such counterparts together shall constitute one and the same instrument. Facsimile signatures and scanned and e-mailed signatures on this Amendment shall be deemed to be original signatures for all purposes.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

Owner: Dakota UPREIT Limited Partnership

By: Matt Pedersen
Its: President
Date: 1/22/2024

Agent: Valley Rental 2, LLC

By: [signature]
Its: Chief Operating Officer
Date: 1/22/2024